EXHIBIT 99.1

Akorn Invalidates Durezol® Patent Via Inter Partes Review Proceeding

LAKE FOREST, Ill., Nov. 28, 2016 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), a leading specialty pharmaceutical company, today announced that on November 22, 2016, the Patent Trial and Appeal Board (PTAB) ruled in favor of Akorn in its inter partes review (IPR) proceeding and found all the claims of the 6,114,319 patent (“ ‘319 patent”) related to the Durezol® formulation to be obvious. The ‘319 patent, directed to emulsions of difluprednate, is owned by Senju Pharmaceutical Co., Ltd. and Mitsubishi Chemical Corporation, and licensed to Alcon Laboratories, Inc.

Raj Rai, Akorn’s Chief Executive Officer, commented, “We welcome the PTAB’s deliberate and thorough decision which took into consideration all the evidence presented, including evidence of secondary considerations presented by Patent Owner. This is an exciting opportunity for our Company as we believe we will be eligible for sole marketing exclusivity pending receipt of final FDA approval. This outcome will help us reach our goal of achieving a leadership position in generic ophthalmics and further solidifies our strategic focus on alternate dosage forms such as ophthalmics, injectables and topicals.”

Akorn believes it is the first and only company to file a substantially complete abbreviated new drug application containing a Paragraph IV certification and expects to benefit from 180 days of marketing exclusivity in the U.S. upon final FDA approval.

U.S. sales of Durezol® (difluprednate ophthalmic emulsion) 0.05% were approximately $191 million for the 12 months ending September 30, 2016, according to IMS Health.

About Akorn
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

Forward Looking Statements
This press release includes statements that may constitute "forward looking statements", including statements regarding Akorn's goals and strategy. When used in this document, the words “continue,” “anticipate,” “plan,” “achieve,” “will,” “believe,” “estimate” and “expect” and similar expressions are generally intended to identify forward looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the susceptibility of our generic and off patent pharmaceutical products to competition, substitution policies and reimbursement policies of the government; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations; the continuing consolidation of our customer base, which could adversely affect sales of our products; our dependence on a small number of distributors, the loss of any of which could have a material adverse effect; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's public filings with the SEC. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward looking statements.

Investors/Media:
Stephanie Carrington
ICR, Inc.
(646) 277-1282
Stephanie.carrington@icrinc.com